Exhibit 10(mm)

Mike Blevins

Employment Arrangement

Since March 1, 2006, Luminant (the “Company”) has employed Mike Blevins, who is its Acting Chief Operating Officer, on an at-will basis. The Company pays Mr. Blevins $375,000 per year, and Mr. Blevins is eligible to participate in all compensation and benefits of the Company in which similar executives are eligible to participate, which currently include the EFH Corp. Executive Annual Incentive Plan, the EFH Corp. Salary Deferral Plan, the EFH Executive Financial Advisement Program, the Executive Physical Examination Program, the EFH Retirement Plan, the EFH Second Supplemental Retirement Plan, the EFH Corp. Executive Change in Control Policy and the EFH Corp. 2005 Executive Severance Plan. Additionally, Mr. Blevins participates in the EFH Split Dollar Life Insurance Program and the 2007 Stock Incentive Plan, under which he was granted the option to acquire 1,330,000 options of Energy Future Holdings Corp. common stock at a share price equal to fair market value as of the date of grant.